Exhibit 99.1

P. O. Box 270 Hartford, CT 06141-0270 107 Selden Street Berlin, CT 06037 (860)-665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

NU to Webcast financial analyst presentation

BERLIN, Connecticut, November 4, 2008 – Northeast Utilities (NYSE: NU) will Webcast a presentation to financial analysts on Monday, November 10, 2008, in which senior management will discuss the company's financial performance through the third quarter of 2008.

The presentation will be led by Charles W. Shivery, Chairman, President and Chief Executive Officer, and will include David R. McHale, Senior Vice President and Chief Financial Officer, and Lee Olivier, Executive Vice President and Chief Operating Officer.

The listen-only, live audio Webcast will begin at 9:15 a.m. Eastern Standard Time and will be available on Windows Media Player on the Investors section of the NU Web site at http://www.nu.com/investors/presentations.asp.  After the Webcast is completed, a recording of the call will be archived on the site.

Northeast Utilities (NYSE: NU), a Fortune 500 energy company based in Connecticut, operates New England’s largest energy delivery system.  NU is committed to safety, reliability, environmental leadership and stewardship, and expanding energy options for its more than 2 million electricity and natural gas customers.  For more information on Northeast Utilities and our subsidiaries, visit the NU family of Web sites at www.nu.com.

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